Exhibit 7.10

April 4, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower at One Bryant Park

New York, NY 10036

Attn: Chip Gibbs, Managing Director

Copy to: John Servidio, Assistant General Counsel

Re:	Amendment of Stock Purchase Plan Engagement Agreement

Ladies and Gentlemen:

Reference is made to the Stock Purchase Plan Engagement Agreement (the “Purchase Agreement”) dated as of August 7, 2013 between, Marubeni Aviation Holding Coöperatief U.A. (the “Purchaser”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Broker”).

Purchaser desires to amend the Purchase Agreement to (1) extend the Plan Period until November 14, 2014 and (2) increase the total amount of Securities permitted to be purchased in Annex A of the Purchase Agreement to 20.75% of Aircastle Ltd. total shares outstanding as calculated per Aircastle Ltd’s latest quarterly filing. Therefore, paragraph 4(A.)(i) is hereby amended to replace the phrase “the close of business on March 31, 2014” with the phrase “the close of business on November 14, 2014”. Further, the in opening paragraph of Annex A is hereby amended to replace the phrase “greater than 20.5% of Aircastle Ltd. total shares” with the phrase “greater than 20.75% of Aircastle Ltd. total shares”.

In connection with the amendment of the Purchase Agreement, the Purchaser hereby represents and warrants to Broker that on the date hereof the Purchaser is not aware of any material nonpublic information regarding the Company or its Securities, and that its decision to amend the Purchase Agreement was made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended. Further, Purchaser hereby represents and warrants that this amendment has been consented to by Aircastle Limited in accordance with its Amended and Restated Insider Trading Compliance Program.

Very truly yours,

Marubeni Aviation Holding Coöperatief U.A.

By:
Name:
Title:

Acknowledged and agreed to as of the date first above written,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title: